PERFECT MOMENT

Dear Vittorio,

We are delighted to confirm your engagement as a contractor with Perfect Moment. We are confident that your expertise and contributions will significantly enhance our business as we move forward together.

Below are the terms of your contractor engagement:

1. Engagement and Role:

   - You will provide consultancy services to Perfect Moment as outlined in your discussions with the leadership team. A list of key objectives to be agreed in due course.

2. Compensation:

   - Your consultancy fee will be CHF 20,000 per month (net).
   - As this is a contractor arrangement, you will be solely responsible for all relevant taxes, social security contributions, and any other statutory obligations. Perfect Moment will not assume any current or future tax liabilities associated with this engagement.
   - Your hours of availability will typically be 0900-1730 GMT, Mondays to Fridays.
   - You are entitled to 25 days of paid time off, calculated on a pro-rata basis from your start date. (This excludes the Swiss statutory bank holidays).

3. Invoice and Payment:

   - Consultancy fees will be reimbursed within seven (7) working days upon receipt of your invoice.
   - Invoices should be submitted in accordance with the agreed schedule and must include all required supporting documentation.

4. Travel Expenses:

   - Business-related travel expenses will be reimbursed in line with the company's travel policy.
   - Travel expenses will be managed within a pre-determined budget agreed upon with the company. As part of your role, you are authorized to make travel decisions necessary for fulfilling your responsibilities, including those arising from urgent or unforeseen situations. In the event that travel requirements may exceed the agreed budget, a discussion with the leadership team or your manager should take place to ensure alignment. All expenses should be documented with receipts or other appropriate evidence and submitted in line with company policy.

5. Engagement Start Date:

   - Your engagement will commence on 3rd February 2025.

6. Notice Period:

   - The engagement will be on a rolling basis, with a one-month notice period during the first year for both parties.
   - For each additional year of service, the notice period will increase by one month for both parties, up to a maximum of three (3) months.

7. Exclusivity Clause:

   - Given the importance of this engagement and the level of commitment required, you are expected to prioritize the responsibilities outlined in this agreement. Should you wish to undertake any other consultancy or professional engagements during the term of this contract, prior written notice must be provided, and mutual agreement obtained to ensure it does not interfere with the performance of your duties for Perfect Moment.

8. Future Employment Option:

PERFECT MOMENT

- Once Perfect Moment is registered in Switzerland, we will mutually discuss and negotiate a permanent employment contract in good faith, should the opportunity arise.

9. Independent Contractor Status:

- You will act as an independent contractor and not as an employee, agent, or partner of Perfect Moment. This agreement does not create any employer-employee relationship.

10. Governing Law and Jurisdiction:

- This agreement shall be governed by and construed in accordance with the laws of England and Wales. All disputes arising from or related to this engagement shall be subject to the exclusive jurisdiction of the courts of England and Wales.

Your expertise aligns perfectly with our vision for Perfect Moment, and we are excited about the transformation you will bring to the business.

Please confirm your acceptance of these terms by signing and returning a copy of this letter. Should you have any questions or require further clarification, please do not hesitate to contact us.

We look forward to working with you and are thrilled to have you as part of the team.

....

Best regards,
Max Gottschalk
Chairman
Perfect Moment UK Ltd

Acknowledgment and Acceptance:

I, Vittorio Giacomelli, accept the terms outlined in this engagement letter.

Signature: Vittorio Giacomelli Date: ____________________